Exhibit 99.2

T2 Biosystems Announces FDA 510(k) Submission to Expand the Pathogen Detection on its FDA-Cleared T2Bacteria Panel to Include Detection of Acinetobacter baumannii

LEXINGTON, Mass., October 12, 2023 (GLOBE NEWSWIRE)—T2 Biosystems, Inc. (NASDAQ:TTOO), a leader in the rapid detection of sepsis-causing pathogens and antibiotic resistance genes, today announced that it has submitted a 510(k) premarket notification to the U.S. Food and Drug Administration (FDA) to expand the number of pathogens detected on the FDA-cleared T2Bacteria® Panel to include the detection of Acinetobacter baumannii (A. baumannii).

A. baumannii is a cause of bloodstream infections especially in critically ill patients, which can range from a benign transient bacteremia to septic shock. In a large study of nosocomial bloodstream infections, A. baumannii was the tenth most common pathogen and has a crude ICU mortality rate of 34.0% to 43.4%. A. baumannii infections typically occur in people in healthcare settings and pose risk to those who are on ventilators, have devices such as catheters, have open wounds from surgery, are in intensive care units, or have prolonged hospital stays.

“We are excited about the potential to expand the number of pathogens detected by our FDA-cleared T2Bacteria Panel to include the detection of A. baumannii,” stated John Sperzel, Chairman and CEO of T2 Biosystems. “We believe the addition of A. baumannii will lead to increased adoption as it increases the detection capabilities of our FDA-cleared T2Bacteria Panel to approximately 75% of all sepsis-causing bacterial pathogens commonly found in blood stream infections.”

Due to the emergence of pan-antibiotic resistant A. baumannii, the World Health Organization has identified A. baumannii as the most critically important bacteria that requires improved prevention and therapeutic approaches. There are few antimicrobial options for carbapenem resistant A. baumannii, which can increase mortality rates to 70%. Acinetobacter resistance to many antibiotics, including carbapenems, highlights the importance of rapid detection and targeted antimicrobial treatment.

The T2Bacteria Panel is the first and only FDA-cleared product able to detect sepsis-causing pathogens directly in whole blood, in 3 to 5 hours, without the need to wait days for a positive blood culture. The FDA-cleared T2Bacteria Panel currently detects E. faecium, S. aureus, K. pneumoniae, P. aeruginosa, and E. coli, and the CE marked version detects the aforementioned pathogens plus A. baumannii. Rapid detection of these pathogens is essential to getting infected patients on the appropriate antimicrobial therapy and improving clinical outcomes.

About T2 Biosystems

T2 Biosystems, a leader in the rapid detection of sepsis-causing pathogens and antibiotic resistance genes, is dedicated to improving patient care and reducing the cost of care by helping clinicians effectively treat patients faster than ever before. T2 Biosystems’ products include the T2Dx® Instrument, the T2Bacteria® Panel, the T2Candida® Panel, the T2Resistance® Panel, the T2Biothreat™ Panel, and the T2SARS-CoV-2™ Panel and are powered by the proprietary T2 Magnetic Resonance (T2MR®) technology. T2 Biosystems has an active pipeline of future products, including the expanded T2Bacteria Panel to add Acinetobacter baumannii, the Candida auris test, and the T2Lyme™ Panel, as well as next-generation products for the detection of bacterial and fungal pathogens and associated antimicrobial resistance markers. For more information, please visit www.t2biosystems.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our ability to expand the number of pathogens detected by our FDA-cleared T2Bacteria Panel to include the detection of A. baumannii, including our ability to increase the detection capabilities of our FDA-cleared T2Bacteria Panel to approximately 75% of all sepsis-causing bacterial pathogens commonly found in blood stream infections, as well as statements that include the words “expect,” “may,” “should,” “anticipate,” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, (i) any inability to (a) realize anticipated benefits from commitments, contracts or products; (b) successfully execute strategic priorities; (c) bring products to market; (d) expand product usage or adoption; (e) obtain customer testimonials; (f) accurately predict growth assumptions; (g) realize anticipated revenues; (h) incur expected levels of operating expenses; or (i) increase the number of high-risk patients at customer facilities; (ii) failure of early data to predict eventual outcomes; (iii) failure to make or obtain anticipated FDA filings or clearances within expected time frames or at all; or (iv) the factors discussed under Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the U.S. Securities and Exchange Commission, or SEC, on March 31, 2023, and other filings the Company makes with the SEC from time to time, including our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the Company may elect to update such forward-looking statements at some point in the future, unless required by law, it disclaims any obligation to do so, even if subsequent events cause its views to change. Thus, no one should assume that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Investor Contact:

Philip Trip Taylor, Gilmartin Group

ir@T2Biosystems.com

415-937-5406